Exhibit 3.1

NORTHERN OIL AND GAS, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

6.500% SERIES A PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Per Share)

Northern Oil and Gas, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board by the Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on November 19, 2019 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series of preferred stock, par value $0.001 per share, of the Corporation, designated 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, and hereby fixes the relative rights, preferences and limitations of the Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

1.    General.

(a)    There shall be created from the 5,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “6.500% Series A Perpetual Cumulative Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 1,500,000. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b)    The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on parity with all Parity Stock; (iii) junior to all Senior Stock; (iv) junior to existing and future indebtedness of the Corporation; and (v) structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Corporation’s Subsidiaries (if any) and any Capital Stock of the Corporation’s Subsidiaries not held by the Corporation, in each case as provided more fully herein.

2.    Definitions. As used herein, the following terms shall have the following meanings:

(a)    “Agent Members” shall have the meaning specified in Section 13(a)(ii).

(b)    “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board, any committee of the Board duly authorized to take such action.

(c)    “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(d)    “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, “Capital Stock” shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock.

(e)    “Certificate of Designations” shall have the meaning specified in the recitals.

(f)    “Certificate of Incorporation” shall have the meaning specified in the recitals.

(g)    “Certificated Series A Preferred Stock” shall have the meaning specified in Section 13(a)(iii).

(h)    “Close of Business” shall mean 5:00 p.m., New York City time.

(i)    “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(i) for the determination of the Closing Sale Price of the Common Stock.

(j)    “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Corporation, subject to Section 7(h).

(k)    “Conversion Agent” shall have the meaning specified in Section 7(b).

(l)    “Conversion Cap” shall have the meaning specified in Section 9.

(m)    “Conversion Date” shall have the meaning specified in Section 7(b).

(n)    “Conversion Price” shall mean, at any time, $100.00 divided by the Conversion Rate in effect at such time.

(o)    “Conversion Rate” shall have the meaning specified in Section 7(a).

(p)    “Corporation” shall have the meaning specified in the recitals.

(q)    “Demand Notice” shall have the meaning specified in Section 11(a)(i).

(r)    “Demand Registration Statement” shall have the meaning specified in Section 11(a)(i).

(s)    “DGCL” shall have the meaning specified in the recitals.

(t)    “Dividend Payment Date” shall mean May 15 and November 15 of each year, beginning on May 15, 2020.

(u)    “Dividend Rate” shall mean a rate per annum of 6.500% on the sum of (i) the Liquidation Preference plus (ii) all accumulated and unpaid dividends on such share whether or not declared.

(v)    “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the May 1 and November 1, as the case may be, immediately preceding such Dividend Payment Date.

(w)    “DTC” or “Depositary” shall mean the Depository Trust Corporation, or any successor depository.

(x)    “Effective Date” shall mean the date on which a Fundamental Change occurs or becomes effective, except that, as used in Section 7(d), Effective Date shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.

(y)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)    “Ex-Date,” when used with respect to any issuance, dividend or distribution, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(aa)    “Expiration Date” shall have the meaning specified in Section 7(d)(v).

(bb)    “Full Mandatory Conversion” shall mean a conversion of all of the then outstanding Series A Preferred Stock pursuant to Section 8.

(cc)    A “Fundamental Change” will be deemed to have occurred if any of the following occurs at any time after the Initial Issue Date:

(i)    the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Corporation and its employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of the Corporation’s common equity;

(ii)    the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets; (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s wholly-owned Subsidiaries; provided, however, that none of the transactions described in clauses (A), (B), or (C) shall constitute a “Fundamental Change” if (x) the holders of all classes of the Corporation’s common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (y) such transaction is effected solely to change the Corporation’s jurisdiction of formation or to form a holding company for the Corporation and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity; or

(iii)    the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation (other than in a transaction described in clause (ii) above).

(dd)    “Fundamental Change Conversion Period” shall have the meaning specified in Section 4(a).

(ee)    “Fundamental Change Notice” shall have the meaning specified in Section 4(d).

(ff)    “Global Series A Preferred Stock” shall have the meaning specified in Section 13(a)(i).

(gg)    “Holder” shall mean a holder of record of shares of Series A Preferred Stock.

(hh)    “Initial Issue Date” shall mean November 22, 2019, the original date of issuance of the Series A Preferred Stock.

(ii)    “Initial Requesting Holders” shall have the meaning specified in Section 11(a)(i).

(jj)    “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(kk)    “Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $100.00.

(ll)    “Make-Whole Premium” shall have the meaning specified in Section 4(f).

(mm)    “Mandatory Conversion Date” shall have the meaning specified in Section 8(b).

(nn)    “Notice of Certificated Conversion” shall have the meaning specified in Section 7(b).

(oo)    “Notice of Uncertificated Conversion” shall have the meaning specified in Section 7(b).

(pp)    “Officer” shall mean the Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(qq)    “Officers’ Certificate” shall mean a certificate signed by two Officers.

(rr)    “Open of Business” shall mean 9:00 a.m., New York City time.

(ss)    “Partial Mandatory Conversion” shall mean a mandatory conversion of a portion of the Series A Preferred Stock then outstanding pursuant to Section 8.

(tt)    “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(uu)    “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(vv)    “Preferred Stock” shall have the meaning specified in the recitals.

(ww)    “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(xx)    “Reference Property” shall have the meaning specified in Section 7(h).

(yy)    “Registrable Securities” shall have the meaning specified in Section 11(a).

(zz)    “Reorganization Event” shall have the meaning specified in Section 7(h).

(aaa)    “SEC” shall mean the Securities and Exchange Commission.

(bbb)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(ccc)    “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(ddd)    “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(eee)    “Special Rights End Date” shall have the meaning specified in Section 4(a).

(fff)    “Spin-Off” shall have the meaning specified in Section 7(d)(iii).

(ggg)    “Stock Price” shall mean (i) if holders of shares of Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the 10 consecutive Trading Days immediately preceding, but not including, the Effective Date of the Fundamental Change.

(hhh)    “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(iii)    “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on NYSE American or, if the Common Stock is not listed on NYSE American, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

(jjj)    “Transfer Agent” shall mean Equiniti Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(kkk)    “Voting Rights Class” shall have the meaning specified in Section 5(a).

(lll)    “Voting Rights Triggering Event” shall mean a time at which dividends on the Series A Preferred Stock or dividends on any other series of Preferred Stock or preference securities that ranks equally with the Series A Preferred Stock as to payment of dividends and with similar voting rights are in arrears and unpaid for three or more semi-annual dividend periods (whether or not consecutive and including the dividend period beginning on the Initial Issue Date and ending on May 15, 2020).

3.    Dividends.

(a)    Subject to the rights of holders of Senior Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board out of funds legally available for payment, cumulative dividends at the Dividend Rate. Dividends on the Series A Preferred Stock shall be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2020 at the Dividend Rate and dividends shall accumulate on a daily basis from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the Initial Issue Date (whether or not (i) any of the Corporation’s agreements prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Corporation legally available for the payment of such dividends or (iii) the Corporation declares the payment of dividends).

(b)    Declared dividends will be payable solely in cash. All cash payments to which Holders shall be entitled in connection with a declared dividend on the Series A Preferred Stock will be rounded to the nearest cent. Declared dividends shall be payable to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends payable on the Series A Preferred Stock for any period less than a full semi-annual dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(c)    If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

(d)    Accumulated dividends in respect of any preceding dividend periods may be paid on any date (whether or not such date is a Dividend Payment Date) when, as and if declared by the Board.

(e)    So long as any shares of Series A Preferred Stock remain outstanding, no dividends or other distributions (other than (x) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (y) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock and (z) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation, unless all accumulated and unpaid dividends for all preceding dividend periods have been or contemporaneously are declared and paid in full on, or have been declared and the Record Date therefor has passed and a sufficient sum of cash for the payment thereof is set apart in a segregated account for such dividends upon, the Series A Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. The foregoing limitation on purchases or other acquisitions shall not apply to:

(i)    conversions into or exchanges for, (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or, solely in lieu of fractional shares of Parity Stock or Junior Stock, cash, and, (B) in the case of Junior Stock, shares of Junior Stock or, solely in lieu of fractional shares of Junior Stock, cash;

(ii)    payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

(iii)    purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock;

(iv)    any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; or

(v)    the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock (but not on any Junior Stock) so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the shares of Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share (whether or not declared) on the shares of Series A Preferred Stock and shares of such Parity Stock bear to each other, in proportion to their respective liquidation preferences.

(f)    Holders of shares of Series A Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends.

(g)    Holders at the Close of Business on a Dividend Record Date shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, the dividend payment on their respective shares of Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date or the Corporation’s default in the payment of the dividend due on such Dividend Payment Date; provided, however, that shares of Series A Preferred Stock with respect to which a Conversion Date occurs during the period between the Close of Business on any Dividend Record Date and the Close of Business on the Business Day immediately preceding the corresponding Dividend Payment Date shall only be entitled to the dividends accrued and unpaid through the Conversion Date; provided, further, however, that the limitation in the preceding proviso will not apply, and the full dividend payment due on the Dividend Payment Date will be paid, in respect of a Mandatory Conversion that occurs during such period.

(h)    Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation’s securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

4.    Special Rights Upon a Fundamental Change.

(a)    A Holder shall have the right, in connection with any Fundamental Change, to convert shares of Series A Preferred Stock in accordance with Section 7 for that number of shares of Common Stock set forth in Section 4(b) at any time during the period (the “Fundamental Change Conversion Period”) beginning at the Open of Business on the Trading Day immediately following the Effective Date of a Fundamental Change and ending at the Close of Business on the 30th Trading Day immediately following such Effective Date (or (x) if earlier, the Mandatory Conversion Date with respect to a Full Mandatory Conversion, if applicable, or (y) if later, as extended by Section 4(d)) (such end date, the “Special Rights End Date”), subject to the provisions of this Section 4.

(b)    If a Holder converts shares of its Series A Preferred Stock pursuant to this Section 4 during the Fundamental Change Conversion Period, the Corporation shall deliver to such converting Holder, for each share of Series A Preferred Stock surrendered for conversion, a number of shares of Common Stock equal to the greater of:

(i)    the sum of (A) the number of shares of Common Stock deliverable upon an optional conversion (together with a cash payment in lieu of any fractional share) and (B) the Make-Whole Premium determined pursuant to Section 4(f), if any; and

(ii)    (A) the sum of (1) the Liquidation Preference and (2) the amount of any accumulated and unpaid dividends on such converted shares (including dividends accrued and unpaid on previously unpaid dividends) through the Conversion Date, whether or not declared, divided by (B) the average of the Closing Sale Prices of the Common Stock on the ten consecutive Trading Days immediately preceding, but not including, the Conversion Date (together with a cash payment in lieu of any fractional share).

(c)    For any shares of Series A Preferred Stock that are converted pursuant to this Section 4 during the Fundamental Change Conversion Period, subject to the limitations described herein, the Corporation shall have the right to pay the Make-Whole Premium, in its sole discretion: (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) by delivery of any combination of cash and shares of Common Stock. To the extent the Corporation elects to pay the Make-Whole Premium in cash, the amount of cash to be paid will equal the number of additional shares to be delivered pursuant to the Make-Whole Premium, divided by the average of the Closing Sale Prices of the Common Stock on the 10 consecutive Trading Days immediately preceding, but not including, the Conversion Date.

(d)    The Corporation shall give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders no later than twenty Business Days prior to the anticipated Effective Date (determined by the Board) of the Fundamental Change or, if such prior notice is not practicable, no later than two Business Days after such Fundamental Change. If the Corporation notifies Holders of a Fundamental Change later than the 20th Business Day prior to the actual Effective Date of such Fundamental Change, the Special Rights End Date will be extended by a number of days equal to the number of days from, and including, the 20th Business Day prior to the Effective Date of such Fundamental Change to, but not including, the date of the notice; provided that the Special Rights End Date will not be extended beyond the Mandatory Conversion Date with respect to a Full Mandatory Conversion, if applicable.

(e)    The Fundamental Change Notice shall be given in writing to each Holder on the date such notice is given. The Fundamental Change Notice shall state (i) the anticipated Effective Date of such Fundamental Change, (ii) the Special Rights End Date, (iii) the name and address of the Transfer Agent and (iv) the procedures that Holders must follow to exercise their conversion right pursuant to this Section 4.

(f)    The number of additional shares of Common Stock, if any, to be delivered in connection with a Fundamental Change pursuant to Section 4(b)(i) above (the “Make-Whole Premium”) shall be determined by reference to the table below, based on the Effective Date and the Stock Price with respect to such Fundamental Change.

	Stock Price(1)
Effective Date	$1.91	$2.00	$2.29	$2.75	$3.00	$3.32	$4.00	$5.00	$7.50	$10.00	$12.50	$15.00
November 22, 2019	8.7260	8.1540	6.6603	5.0273	4.3827	3.7226	2.7245	1.8208	0.7540	0.3163	0.1118	0.0155
November 15, 2020	8.7260	7.6190	6.1323	4.5378	3.9217	3.3009	2.3863	1.5846	0.6595	0.2788	0.1018	0.0155
November 15, 2021	8.7260	6.9800	5.4681	3.8796	3.2847	2.7033	1.8918	1.2328	0.5151	0.2186	0.0778	0.0155
November 15, 2022	8.7260	6.3855	4.7734	3.0764	2.4557	1.8771	1.1713	0.7222	0.3057	0.1316	0.0449	0.0069
November 15, 2023 and thereafter	8.7260	6.3700	4.3249	2.3491	1.5433	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(1)

The Stock Prices set forth in the table above shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Stock Prices shall be equal to the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of additional shares in the table above will be adjusted in the same manner and at the same time as the Conversion Rate as set forth under Section 7.

(g)    The exact Stock Price and Effective Date may not be set forth on the table above, in which case:

(i)    if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium shall be determined by a straight-line interpolation between the Make-Whole Premium set forth for the higher and lower Stock Prices or the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)    if the Stock Price is in excess of $15.00 per share (subject to adjustment in the same manner as the Stock Prices), the Make-Whole Premium will be the amount applicable for a $15.00 per share Stock Price; and

(iii)    if the Stock Price is less than $1.91 per share (subject to adjustment in the same manner as the Stock Prices), the Make-Whole Premium will be the amount applicable for a $1.91 per share Stock Price.

(h)    Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Closing Sale Prices or the Stock Prices for purposes of determining any Make-Whole Premium in connection with a Fundamental Change, the Board shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Closing Sale Prices or Stock Prices are to be calculated.

5.    Voting. The shares of Series A Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Certificate of Incorporation:

(a)    If at any time a Voting Rights Triggering Event has occurred, then the Holders, voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (and with voting rights allocated in accordance with Section 5(g)) (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board. Upon the election of any such additional directors, the number of directors that comprise the Board shall be increased by such number of additional directors.

(b)    The voting rights set forth in Section 5(a) may be exercised at a special meeting of the Corporation’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such special or annual meeting until such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, shall have been paid in full, at which time or times, automatically and without any further action by any Person, such voting rights shall terminate (subject to the reinstatement of such rights upon a Voting Rights Triggering Event subsequent to such Voting Rights Triggering Event).

(c)    At any meeting at which the holders of shares of the Voting Rights Class shall have the right to elect directors as provided in Section 5(a), the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director. Any director elected pursuant to the voting rights set forth in this Section 5 may be removed at any time, with or without cause, by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders’ rights pursuant to Section 5(a) continue. Any vacancy in respect of any such additional director arising at any time during which such holders’ rights pursuant to Section 5(a) continue (other than prior to the first election immediately following the applicable Voting Rights Triggering Event) may be filled by the written consent of the director elected by the Voting Rights Class remaining in office, or, if none remains in office, by a vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class; provided that the filling of each vacancy shall not violate the Bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of NYSE American (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Directors elected pursuant to the voting rights set forth in Section 5(a) shall be entitled to one vote per director on any matter.

(d)    Any director elected pursuant to the voting rights set forth in Section 5(a) shall hold office until the next annual meeting of stockholders; provided, however, notwithstanding the foregoing, at such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, have been paid in full, then, automatically and without any further action by any Person, the terms of office of directors elected pursuant to the voting rights set forth in this Section 5 shall cease and the number of directors comprising the Board shall be reduced accordingly.

(e)    So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least 66 2/3% in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

(i)    authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized Capital Stock into shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock;

(ii)    amend, alter or repeal (whether by amendment, merger or otherwise) any of the provisions of (A) the Certificate of Incorporation so as to adversely affect in any material respect any right, preference, privilege or voting power of the shares of Series A Preferred Stock or (B) this Certificate of Designations (except that the Corporation may amend this Certificate of Designations without the consent of the Holders solely to increase the amount of authorized shares of Series A Preferred Stock); or

(iii)    consummate a binding share exchange or reclassification involving the shares of Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case in this clause (iii): (A) shares of Series A Preferred Stock remain outstanding without any amendment, alteration or repeal that would require approval under clause (ii) above; or (B) in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; provided, however, that no right, preference, privilege or voting power of such preference securities is in any material respect less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation;

provided, however, that (A) any increase in the amount of authorized but unissued shares of Series A Preferred Stock, (B) any increase in the issued shares of Series A Preferred Stock and (C) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock shall be deemed not to adversely affect the rights, preferences, privileges or voting powers of Holders and shall not require the affirmative vote or consent of Holders.

(f)    If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described in this Section 5 would affect one or more but not all series of voting Preferred Stock (including the Series A Preferred Stock for this purpose), then only the series of voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting Preferred Stock.

(g)    Whether a plurality, majority or other portion of the Series A Preferred Stock and any other voting Preferred Stock or preference securities have been voted in favor of any matter shall be determined by reference to the respective Liquidation Preference amounts of the Series A Preferred Stock and such other voting Preferred Stock or preference securities entitled to vote on such matter.

(h)    Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock to file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the DGCL.

(i)    In all cases in which Holders shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.

6.    Liquidation Preference.

(a)    In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series A Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock, if any, and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), the Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends), whether or not declared, to, but not including, the date fixed for liquidation, winding up or dissolution.

(b)    Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 6, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 6 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries with or without the approval of the Corporation’s stockholders.

(c)    After the payment to the Holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 6, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)    In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 6, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 6, in any distribution of the assets of the Corporation.

7.    Conversion.

(a)    Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such Holder’s shares of Series A Preferred Stock at an initial conversion rate of 43.63 shares of fully paid and nonassessable shares of Common Stock, subject to adjustment as provided in this Section 7 (the “Conversion Rate”), per share of Series A Preferred Stock. Upon conversion of any share of Series A Preferred Stock, the Corporation shall deliver to the converting Holder, in respect of each share of Series A

Preferred Stock being converted, on the second Business Day immediately following the relevant Conversion Date, a number of shares of Common Stock equal to (i) the Conversion Rate plus (ii) the amount of any accumulated and unpaid dividends on such converted share through the Conversion Date (including dividends accrued and unpaid on previously unpaid dividends), whether or not declared, divided by the Conversion Price (together with a cash payment in lieu of any fractional share).

(b)    Before any Holder shall be entitled to convert a share of Series A Preferred Stock as set forth in Section 7(a), such Holder shall (i) in the event such Holder holds uncertificated, book-entry shares of Series A Preferred Stock, give written notice (the “Notice of Uncertificated Conversion”), a form of which is attached hereto as Exhibit B-l, to the Corporation stating that such Holder elects to so convert shares of Series A Preferred Stock and shall state therein: (A) the number of shares of Series A Preferred Stock to be converted by such Holder and (B) the name or names in which such Holder wishes the shares of Common Stock to be issued, and (ii) in the event such Holder holds Certificated Series A Preferred Stock, (A) complete and manually sign the conversion notice on the back of such share of Certificated Series A Preferred Stock (or a facsimile thereof), stating the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered (a “Notice of Certificated Conversion”), a form of which is attached hereto as Exhibit B-2, and deliver such Notice of Certificated Conversion, which is irrevocable, to the Transfer Agent, in its capacity as the conversion agent (or such other agent designated by the Corporation) (the “Conversion Agent”), (B) surrender such shares of Certificated Series A Preferred Stock to the Conversion Agent, (C) if required, furnish appropriate endorsements and transfer documents, and (D) if required, pay all transfer or similar taxes, if any, as set forth more fully herein. The Conversion Agent shall notify the Corporation of any conversion pursuant to this Section 7 on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this Section 7(b) is the “Conversion Date.” If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(c)    Immediately prior to the Close of Business on the Conversion Date with respect to a conversion, conversion of the shares of Series A Preferred Stock surrendered for conversion shall be deemed to have been effected, and, as of the Close of Business on the Conversion Date, the converting Holder of such shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted, and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d)    The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)    If the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1

OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 7(d)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 7(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii)    If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS0 + X

OS0 + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 7(d)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Rate shall be decreased, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 7(d)(ii), in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive

Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board.

The Corporation shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury.

(iii)    If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions, rights, warrants, options or other issuances as to which an adjustment was effected pursuant to Section 7(d)(i) or Section 7(d)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 7(d)(iv), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 7(h) and (E) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 7(d)(iii) shall apply, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	SP0

SP0 - FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any increase made under the portion of this Section 7(d)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 7(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + MP0

MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 7(d)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)    If any cash dividend or distribution is made to all or substantially all holders of Common Stock (excluding dividends or distributions made in connection with the liquidation, dissolution or winding up of the Corporation and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its Subsidiaries), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	SP0

SP0 - C

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock.

Any adjustment made under this Section 7(d)(iv) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend or distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v)    If the Corporation makes a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	AC + ( SP1 × OS1)

SP1 × OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any adjustment made under this Section 7(d)(v) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “ 10 consecutive Trading Days” within this Section 7(d)(v) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)    All calculations and other determinations under this Section 7(d) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series A Preferred Stock, (C) upon the occurrence of a Fundamental Change and (D) in the event that the Corporation exercises its mandatory conversion right pursuant to Section 8. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence. In addition, the Corporation will not adjust the Conversion Rate downward (other than in the case of (A) a share combination pursuant to clause (i) above or (B) an expiration or termination of, or failure to distribute, any rights, options or warrants pursuant to the third-to-last paragraph of clause (ii) above).

(vii)    In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 7(d), and to the extent permitted by applicable law and subject to the applicable rules of NYSE American, the Corporation, from time to time, may increase the Conversion Rate by any amount for a period of at least twenty Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that such increase would be in the Corporation’s best interest. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)    Notwithstanding the foregoing in this Section 7(d), the Conversion Rate shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future employee benefit plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any employee benefit plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries; (C) the issuance of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock; (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 7(d)(ii) or Section 7(d)(iii); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 7(d)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 7(d)(v); and (H) accumulated and unpaid dividends or distributions. Except as described in this Section 7, we will not adjust the Conversion Rate.

(e)    Notwithstanding Section 7(d)(ii) and Section 7(d)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 7(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion of shares of Series A Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 7(d)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

(f)    The Corporation may also (but is not required to) increase the Conversion Rate as the Corporation determines to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, the Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to the Conversion Rate.

(g)    Upon any increase in the Conversion Rate, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Rate then in effect following such adjustment.

(h)    In the case of:

(i)    any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii)    any consolidation, merger or other combination involving the Corporation,

(iii)    any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv)    any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). The Corporation shall amend its Certificate of Incorporation to effect this change, if applicable. In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). The Corporation shall not become a party to any Reorganization Event unless its terms are consistent with this Section 7(h). Notwithstanding Section 7(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The Corporation shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 7. The provisions of this Section 7(h) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 7(h) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock as set forth in Section 7(a) prior to the effective time of such Reorganization Event.

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(i)    The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon the conversion of shares of Series A Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock (including the maximum number of shares of Common Stock deliverable upon conversion during a

Fundamental Change Conversion Period), and shall take all action required to increase the authorized but unissued number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock, including without limitation engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(j)    A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder’s shares of Series A Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, due upon conversion of such shares of Series A Preferred Stock in a name other than that of the converting Holder. The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivered the shares of Common Stock due upon conversion of such converting Holder’s shares of Series A Preferred Stock. Notwithstanding the foregoing, upon surrender of a share of Series A Preferred Stock for conversion, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Common Stock or sale proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered) with respect to such Holder or its successors and assigns the amount required to be deducted and withheld under applicable law.

8.    Mandatory Conversion.

(a)    At any time the Corporation shall have the right, at its option, in accordance with this Section 8, to elect to cause all or any portion of the outstanding shares of Series A Preferred Stock to be automatically converted on the Mandatory Conversion Date. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8 only if the Closing Sale Price of the Common Stock equals or exceeds 145% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30 Trading Day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Corporation issues a press release announcing the mandatory conversion as described in Section 8(b), in which case each Holder shall receive on the Mandatory Conversion Date, for each share of Series A Preferred Stock being converted, a number of shares of Common Stock equal to (i) the Conversion Rate, plus (ii) the amount of any accumulated and unpaid dividends on such converted share through the Conversion Date (including dividends accrued and unpaid on previously unpaid dividends), whether or not declared, divided by the Conversion Price (together with a cash payment in lieu of any fractional share). A Partial Mandatory Conversion will be pro rata across all shares of Series A Preferred Stock.

(b)    To exercise the mandatory conversion right described in Section 8(a), the Corporation must issue a press release giving notice of such mandatory conversion for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by the Corporation) prior to the Open of Business on the first Trading Day immediately following any date on which the condition described in Section 8(a) is met, announcing such a mandatory conversion. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no later than 10 calendar days after the date on which the Corporation issues the press release described in this Section 8(b). In addition to any information required by applicable law or regulation, such press release and notice of a mandatory conversion shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Mandatory Conversion Date.

(c)    On and after the Mandatory Conversion Date, dividends shall cease to accumulate on the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 8 and all rights of Holders shall terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof, except as provided in the following sentence and clause (d) below. The full amount of any dividend payment with respect to the Series A Preferred Stock with respect to which the Mandatory Conversion Date occurs pursuant to this Section 8 during the period beginning at the Close of Business on any Dividend Record Date and the Close of Business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the Close of Business on such Dividend Record Date.

(d)    Upon a conversion in accordance with this Section 8 prior to November 15, 2023, the Corporation shall make a cash payment to the Holders in an amount equal to eight semi-annual dividend payments less an amount equal to all cash dividend payments made in respect of the Series A Preferred Stock prior to the Mandatory Conversion Date of such conversion. If the Corporation gives notice of a mandatory conversion on or after the date that an actual or potential Fundamental Change has become publicly known and on or prior to the Special Rights End Date, each Holder shall receive, for each share of Series A Preferred Stock being converted in connection with the mandatory conversion, the amounts set forth in Section 4.

9.    Limitations on Conversion.

(a)    Notwithstanding anything to the contrary herein, the Corporation will not have the right to effect a mandatory conversion of a Holder’s shares of Series A Preferred Stock, and a Holder will not have the right to convert any shares of Series A Preferred Stock, in each case to the extent that after giving effect to such conversion, such Holder (together with any other person whose beneficial ownership of the Corporation’s Common Stock would be aggregated with that of the Holder for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the SEC, including any “group” of which the Holder is a member) would beneficially own a number of shares of the Corporation’s Common Stock in excess of 9.99% of the aggregate number of shares of the Corporation’s Common Stock outstanding immediately after giving pro forma effect to the issuance of shares of the Corporation’s Common Stock upon such conversion (the “Conversion Cap”). In determining the conversion cap with respect to a Holder for purposes of a mandatory conversion, the Company shall be permitted to rely on the holdings of securities of the Company reflected as beneficially owned by such Holder in the Schedule 13D or 13G most recently filed by such Holder with the SEC, if any, unless such Holder has notified the Company in writing subsequently to such filing of the holdings of securities of the Company beneficially owned by such Holder.

(b)    In addition, notwithstanding anything to the contrary herein, a Holder will not have the right to convert any shares of Series A Preferred Stock to the extent that such conversion or the issuance of shares of Common Stock in connection therewith would trigger any NYSE American requirement to obtain stockholder approval prior to such conversion or issuance. This restriction will not apply if the Corporation receives stockholder approval to issue such shares of Common Stock in compliance with NYSE American’s stockholder voting requirements.

10.    No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be delivered upon redemption or conversion of the Series A Preferred Stock, whether voluntary or mandatory. Instead, the Corporation shall make a cash payment in lieu of fractional shares.

11.    Registration Rights.

(a)    Each holder of any Common Stock issued upon conversion of any shares of Series A Preferred Stock which Common Stock (i) has not been sold to a broker, dealer or underwriter in a public distribution or public securities transaction or (ii) is not eligible for sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Rule 144 thereunder without any holding period, manner of sale, volume or other limitations (the “Registrable Securities”) shall have the following registration rights:

(i)    Each holder of Registrable Securities (together with all other holders joining in such demand as provided below, the “Initial Requesting Holders”) may, at any time, make a written request that the Corporation file a registration statement under the Securities Act to register a minimum of $25.0 million of Registrable Securities (a “Demand Registration Statement”). Within 10 Business Days after receipt of such request, the Corporation shall give written notice of such request (including therein the number of Registrable Securities included in such request) to all other holders of Registrable Securities (the “Demand Notice”). The Demand Registration Statement shall be a shelf registration statement if requested in the Demand Notice. Such other holders will have the right to join in making such a request by giving written notice to the Corporation within three Business Days of delivery of the Demand Notice of such holder’s election to participate in such registration and the number of Registrable Securities to be included therein. The Corporation shall use commercially reasonable efforts to cause such registration statement or similar document to be filed with the Securities and Exchange Commission (and shall include in such registration statement the Registrable Securities which the Corporation has been requested to register by the Initial Requesting Holders and the other holders who have elected to participate in such registration) and to cause all such Registrable Securities to be registered under the Securities Act within 90 days of receipt of the Demand Notice (or 45 days if the Corporation is then eligible to use Form S-3 or a similar form for the Demand Registration Statement). The Corporation shall use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Demand Registration Statement continuously effective under the Securities Act until all of the Registrable Securities covered by such Registration Statement cease to be Registrable Securities.

(ii)    With respect to each Demand Registration Statement, the Corporation shall pay, and shall reimburse each holder for paying, any expenses incurred in connection with such registration, including, without limitation, all registration, qualification, printing and accounting fees and all fees and disbursements of our counsel and the reasonable fees and disbursements of not more than one counsel for each participating holder and all underwriting discounts and commissions applicable to the Registrable Securities included in such registration statement.

12.    Rule 144A Information; Removal of Restrictive Legend.

(a)    Rule 144A Information. At any time the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, the Corporation will, so long as any shares of the Series A Preferred Stock or any shares of Common Stock issuable upon conversion of the Series A Preferred Stock will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Transfer Agent, and, upon written request, provide to any holder, beneficial owner or prospective purchaser of such shares of Series A Preferred Stock or shares of Common Stock the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such shares of Series A Preferred Stock or shares of Common Stock pursuant to Rule 144A under the Securities Act. The Corporation will take such further action as any Holder or beneficial owner of such shares of Series A Preferred Stock may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such shares of Series A Preferred Stock or shares of Common Stock in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

(b)    Removal of Restrictive Legend. The Corporation shall, upon request of a holder of Series A Preferred Stock or Common Stock issued upon the conversion of Series A Preferred Stock, remove the restrictive legend in connection with a sale thereof in reliance on Rule 144 under the Securities Act, subject to the delivery by the applicable holder or its broker to the Corporation of a representation letter providing to the Corporation any information the Corporation reasonably deems necessary to determine that such sale is made in compliance with Rule 144 under the Securities Act. The Corporation shall bear all costs associated with the removal of such legend. At such time as the Series A Preferred Stock and Common Stock issued upon the conversion of Series A Preferred Stock, as applicable, (A) have been sold pursuant to an effective registration statement under the Securities Act, (B) have been held by the applicable holder for more than one year (for the avoidance of doubt, taking into account the “tacking” provisions of Rule 144 under the Securities Act) where the holder is not, and has not been in the preceding three months, an affiliate of the Corporation (as defined in Rule 144 under the Securities Act), or (C) no longer require such restrictive legend, as set forth in an opinion of counsel reasonably satisfactory to the Corporation, if the restrictive legend is still in place, the Corporation agrees, upon request of such holder, to take all steps necessary to promptly effect the removal of such legend, and the Corporation shall bear all costs associated with such removal of such legend. The Corporation shall cooperate with the applicable holder to effect the removal of such legend at any time such legend is no longer appropriate.

13.    Certificates.

(a)    Form and Dating. The Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(i)    Global Series A Preferred Stock. The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Series A Preferred Stock”), which shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Preferred Stock represented by Global Series A Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. All shares of Common Stock issued in respect of shares of Series A Preferred Stock on any Conversion Date or Mandatory Conversion Date shall be eligible for receipt in global form through the facilities of DTC.

(ii)    Book-Entry Provisions. In the event Global Series A Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series A Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Series A Preferred Stock, or other nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or, pursuant to DTC’s instructions, held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Series A Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series A Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series A Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Stock.

(iii)    Certificated Series A Preferred Stock. Except as provided in this Section 13(a) or in Section 13(c), owners of beneficial interests in Global Series A Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock in fully registered certificated form (“Certificated Series A Preferred Stock”).

(b)    Execution and Authentication. Two Officers shall sign each Series A Preferred Stock certificate for the Corporation by manual or facsimile signature, and such certificates may bear the seal of the Corporation or a facsimile thereof.

If any person who has signed or whose facsimile signature has been placed upon a Series A Preferred Stock certificate on behalf of the Corporation shall have ceased to be an Officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance.

A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated in accordance with this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for up to 1,500,000 shares of Series A Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of the Series A Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series A Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)    Transfer and Exchange.

(i)    Transfer and Exchange of Certificated Series A Preferred Stock. When Certificated Series A Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Stock or to exchange such Certificated Series A Preferred Stock for an equal number of shares of Certificated Series A Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Series A Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing.

(ii)    Restrictions on Transfer of Certificated Series A Preferred Stock for a Beneficial Interest in Global Series A Preferred Stock. Certificated Series A Preferred Stock may not be exchanged for a beneficial interest in Global Series A Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series A Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series A Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, then the Transfer Agent shall cancel such Certificated Series A Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock to be increased accordingly. If no Global Series A Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Series A Preferred Stock representing the appropriate number of shares.

(iii)    Transfer and Exchange of Global Series A Preferred Stock. The transfer and exchange of Global Series A Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)    Transfer of a Beneficial Interest in Global Series A Preferred Stock for Certificated Series A Preferred Stock.

(A)    If at any time: (1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series A Preferred Stock and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or (2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days, then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers requesting the authentication and delivery of Certificated Series A Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Series A Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, in exchange for such Global Series A Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Series A Preferred Stock shall not be exchangeable for Certificated Series A Preferred Stock.

(B)    Certificated Series A Preferred Stock issued in exchange for a beneficial interest in a Global Series A Preferred Stock pursuant to this Section 13(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series A Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v)    Restrictions on Transfer of Global Series A Preferred Stock. Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 13(c)(iv)), Global Series A Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)    Cancellation or Adjustment of Global Series A Preferred Stock. At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted or canceled, such Global Series A Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Series A Preferred Stock is exchanged for Certificated Series A Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Series A Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series A Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii)    Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(A)    To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series A Preferred Stock and Global Series A Preferred Stock as required pursuant to the provisions of this Section 13(c).

(B)    All Certificated Series A Preferred Stock and Global Series A Preferred Stock issued upon any registration of transfer or exchange of Certificated Series A Preferred Stock or Global Series A Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Certificate of Designations as the Certificated Series A Preferred Stock or Global Series A Preferred Stock surrendered upon such registration of transfer or exchange.

(C)    Prior to due presentment for registration or transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(D)    No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, except as otherwise set forth herein, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates.

(viii)    No Obligation of the Transfer Agent.

(A)    The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series A Preferred Stock, any Agent Member or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series A Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to such Holders under this Certificate of Designations shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series A Preferred Stock). The rights of beneficial owners in any Global Series A Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners.

(B)    The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series A Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)    Replacement Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(e)    Temporary Certificates. Until definitive Series A Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Series A Preferred Stock certificates. Any temporary Series A Preferred Stock certificates shall be substantially in the form of definitive Series A Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series A Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Series A Preferred Stock certificates and deliver them in exchange for temporary Series A Preferred Stock certificates.

(f)    Cancellation. In the event the Corporation shall purchase or otherwise acquire Certificated Series A Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i)    At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted, repurchased or canceled, such Global Series A Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii)    The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Corporation. The Corporation may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Corporation has purchased or otherwise acquired.

14.    Other Provisions.

(a)    With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders that receive such notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)    Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(c)    All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder.

(d)    Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(e)    Holders of shares of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this 22nd day of November, 2019.

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas O’Grady
Nicholas O’Grady
President and Chief Financial Officer

[Signature Page to Certificate of Designations of Northern Oil and Gas, Inc.]

EXHIBIT A

6.5% SERIES A PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.001

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS

AND OTHER INFORMATION

CERTIFICATE

NUMBER [001]	[ ] SHARES

NORTHERN OIL AND GAS, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP NO. [    ]

THIS CERTIFIES THAT

is the owner of

FULLY PAID AND NON-ASSESSABLE 6.5% SERIES A PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

NORTHERN OIL AND GAS, INC. (hereinafter called the “Company”), transferable on the books of the Company in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby, are issued and shall be held subject to all of the provisions of the Restated Certificate of Incorporation and the Bylaws of the Company (copies of which are on file with the Company and with the Transfer Agent), to all of which each holder, by acceptance hereof, assents. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

[Officer Signature]	DATED

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-1

COUNTERSIGNED AND REGISTERED
EQUINITI TRUST COMPANY
TRANSFER AGENT AND REGISTRAR

By:	AUTHORIZED SIGNATURE

Exhibit A-2

REVERSE OF CERTIFICATE

IMPORTANT NOTICE

[THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE CERTIFICATE OF DESIGNATIONS GOVERNING THIS CERTIFICATE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 13 OF THE CERTIFICATE OF DESIGNATIONS AND (2) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SERIES A PREFERRED STOCK IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(A) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY

[1]	Insert if a global security.

Exhibit A-3

BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to the applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	—	Custodian under the Uniform Gifts to Minors Act
(Cust) (Minor)

(State)

UNIF TRF MIN ACT	—	Custodian (until age ) under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

Exhibit A-4

For value received,                      hereby sell(s), assign(s) and transfer(s) unto                      [INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]                      [INSERT NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE]                  shares represented by the within Certificate, and does hereby irrevocably constitute and appoint                      attorney to transfer the said shares on the books of the within-named Company with full power of substitution in the premises.

Dated:            , 20

Signature:

Signature:

Notice: Signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed: Medallion Guarantee Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15.

Exhibit A-5

EXHIBIT B-1

FORM OF NOTICE OF UNCERTIFICATED CONVERSION

NOTICE OF UNCERTIFICATED CONVERSION

(To be executed by the Holder in order to convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [NUMBER] shares of 6.500% Series A Perpetual Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) of Northern Oil and Gas, Inc. (the “Corporation”) into shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s) for any shares of Common Stock are to be registered:2

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[2]

The Corporation is not required to issue shares of Common Stock until you, among other things, (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to the portion of any dividend payable on the next Dividend Payment Date to which you are not entitled.

Exhibit B-1

EXHIBIT B-2

FORM OF NOTICE OF CERTIFICATED CONVERSION

NOTICE OF CERTIFICATED CONVERSION

(To be executed by the Holder in order to convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 6.500% Series A Perpetual Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) of Northern Oil and Gas, Inc. (the “Corporation”), represented by stock certificate No(s). [        ] (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s) for any shares of Common Stock are to be registered:3

S Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[3]

The Corporation is not required to issue shares of Common Stock until you, among other things, (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to the portion of any dividend payable on the next Dividend Payment Date to which you are not entitled.

Exhibit B-2